      As filed with the Securities and Exchange Commission on June 22, 2005

                                                Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ___________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               AQUA AMERICA, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            PENNSYLVANIA                               23-1702594
  ----------------------------------      ------------------------------------
    (State or other jurisdiction          (I.R.S. Employer Identification No.)
  of incorporation or organization)

                             762 W. LANCASTER AVENUE
                            BRYN MAWR, PA 19010-3489
               ---------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                 AQUA AMERICA, INC. 2005 EXECUTIVE DEFERRAL PLAN
                 ------------------------------------------------
                            (Full title of the plan)


                                  ROY H. STAHL
        EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                               AQUA AMERICA, INC.
                             762 W. LANCASTER AVENUE
                            BRYN MAWR, PA 19010-3489
        -----------------------------------------------------------------
                     (Name and address of agent for service)

                                 (610) 527-8000
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                              ___________________

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================

                                         Amount to be      Proposed Maximum           Proposed Maximum             Amount of
Title of Securities to be Registered      Registered   Offering Price per Share   Aggregate Offering Price(2)   Registration Fee
-------------------------------------    ------------  ------------------------   ---------------------------   ----------------
Deferred Compensation Obligations (1)    $10,000,000             100%                    $10,000,000                $1,177
--------------------------------------------------------------------------------------------------------------------------------

(1) The deferred compensation obligations (the "Obligations") under the Aqua America, Inc. 2005 Executive Deferral Plan are unsecured general obligations of Aqua America, Inc. to pay deferred compensation in accordance with the terms of the Aqua America Inc. 2005 Executive Deferral Plan.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "Commission") by Aqua America, Inc. (the "Registrant") are incorporated by reference into this Registration Statement:

         (a) The Registrant's annual report on Form 10-K for fiscal year ended December 31, 2004, filed with the Commission pursuant to
                  Section 13(a) or 15(d) of the Exchange Act; and

         (b)      All other reports filed with the Commission pursuant to
                  Section 13(a) or 15(d) of the Exchange Act since December 31, 2004.

         All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement if it is modified or superseded by a statement in a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

         Under the Aqua America, Inc. 2005 Executive Deferral Plan (the "Plan"), any individual employed by the Registrant as an officer, senior manager or other highly compensated employee, on a regular, full-time basis may participate in the Plan if designated by a committee appointed by the Registrant's board of directors.

         Prior to the beginning of any calendar year or within 30 days after first becoming eligible to participate in the Plan, eligible employees may participate in the Plan by making an irrevocable election to have the Registrant credit to his or her account (through payroll reduction) an amount equal to a whole percentage or dollar amount of his or her bonus and/or base salary to be earned for the upcoming calendar year. The committee, who administers the Plan, may set a minimum and maximum amount that may be deferred under the Plan, and may change the limits from time to time.

         When an eligible employee elects to defer any portion of his or her bonus and/or base salary, the Registrant will create and maintain an account that will be credited with the elected contribution at the time such amount would otherwise have been paid plus deemed earnings. The Registrant will also credit to the account for each calendar year an amount equal to the excess of the contribution that would have been made under the Aqua America, Inc. Thrift Plan on the employee's behalf if it were not for the limitations imposed by the Internal Revenue Code (the "Code") over the amount actually contributed by the Registrant to the Thrift Plan on the participant's behalf.

         A participant's benefit under the Plan will be distributed in a lump sum payment, or, if at least $25,000 is credited to such employee's account, in 12 annual installments (with deemed earnings continuing to be credited to the remaining balance for each subsequent calendar year) payable as soon as practicable following the completion of the valuation of such account for the last day of the month in which such employee separates from employment, as previously elected by the participant. If the participant is a key employee, however, his or her benefit may not be distributed earlier than the first day of the seventh month following the date of the participant's separation from employment.

         If no election is made by the participant, his or her benefit will be distributed in a lump sum payment as soon as practicable after the first day of the year following he date the participant separates from employment. If the participant dies before his benefit is due, the balance of his or her account will be distributed to the participant's beneficiary in a lump sum payment as soon as practicable following the completion of the valuation of the participant's account. If the participant dies after installment payments have begun, the beneficiary will continue to receive the remaining installments due following the participant's death.

         The board may, but is not required to, authorize the establishment of a trust to serve as a funding vehicle for the benefits that eligible employees are entitled to receive under the Plan. In any event, the Registrant's obligations under the Plan will constitute a general, unsecured obligation, payable solely out of the Registrant's general assets, and participants in the Plan will have no right to any of the Registrant's specific assets. It is the Registrant's intention that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Roy H. Stahl, Executive Vice President, General Counsel and Corporate Secretary of the Registrant has given his opinion about certain legal matters regarding the Obligations registered under this Registration Statement. Mr. Stahl is eligible to participate in the Aqua America, Inc. 2005 Executive Deferral Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), provide that, unless otherwise restricted in its bylaws, a business corporation may indemnify directors and officers against liabilities they may incur as such, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the BCL requires a business corporation to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

         Section 1713 of the BCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This Section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of liability or responsibility under a criminal statute. Section
4.01 of the Registrant's bylaws limits the liability of any director of the Registrant to the fullest extent permitted by Section 1713 of the BCL.

         Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article VII of the Registrant's bylaws provides indemnification of directors, officers and other agents of the Registrant broader than the indemnification permitted by Section 1741 of the BCL and pursuant to the authority of Section 1746 of the BCL.

         Article VII of the bylaws provides, except as expressly prohibited by law, an unconditional right to indemnification for expenses and any liability paid or incurred by any director or officer of the Registrant, or any other person designated by the board of directors as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits, unlike Section 1742 of the BCL which authorizes indemnification only of expenses incurred in defending and in settlement of a derivative action. In addition, Article VII of the bylaws also allows indemnification for punitive damages and liabilities incurred under the federal securities laws.

         Unlike the provisions of BCL Sections 1741 and 1742, Article VII does not require the Registrant to determine the availability of indemnification by the procedures or the standard of conduct specified in Sections 1741 or 1742 of the BCL. A person who has incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that would otherwise be required, and that right is enforceable against the Registrant as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the bylaw provisions require the Registrant to indemnify such portion. If the indemnification provided for in Article VII is unavailable for any reason in respect of any liability or portion thereof, the bylaws require the Registrant to make a contribution toward the liability. Indemnification rights under the bylaws do not depend upon the approval of any future board of directors.

         Section 7.04 of the Registrant's bylaws also authorizes the Registrant to further effect or secure its indemnification obligations by entering into indemnification agreements, maintaining insurance, creating a trust fund, granting a security interest in its assets or property, establishing a letter of credit, or using any other means that may be available from time to time.
Section 1747 of the BCL also enables a business corporation to purchase and maintain insurance on behalf of a person who is or was serving as a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against that representative in his capacity as such, whether or not the corporation would have the power to indemnify him against that liability under the BCL.

         The Registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Registrant.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8. EXHIBITS

  Exhibit Number     Exhibit
  --------------     -------
        5.1          Opinion of Roy H. Stahl.
       23.1          Consent of PricewaterhouseCoopers LLP.
       23.2          Consent of Roy H. Stahl is contained in Exhibit 5.
       24            Powers of Attorney (included on signature pages).
       99.1          Aqua America, Inc. 2005 Executive Deferral Plan.

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from low to high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that subparagraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
         Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bryn Mawr, State of Pennsylvania, on May 19, 2005.

                               AQUA AMERICA, INC.



                              By: /s/ Nicholas DeBenedictis
                                 -------------------------------------
                                 Nicholas DeBenedictis
                                 Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

         Each person in so signing below also makes, constitutes and appoints Roy H. Stahl, Executive Vice President, and David P. Smeltzer, Senior Vice President, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                        TITLE                                   DATE
       ---------                                        -----                                   ----
/s/ Nicholas DeBenedictis                 Director, Chairman and Chief Executive              May 19, 2005
--------------------------                (Principal Executive Officer)
Nicholas DeBenedictis


/s/ David P. Smeltzer                     Senior Vice President - Finance and Chief           May 19, 2005
--------------------------                Financial Officer (Principal Financial and
David P. Smeltzer                         Accounting Officer)


/s/ Robert Rubin                          Principal Accounting Officer                        May 19, 2005
--------------------------
Robert Rubin


/s/ Mary C. Carroll                       Director                                            May 19, 2005
--------------------------
Mary C. Carroll

       SIGNATURE                            TITLE                                               DATE
       ---------                            -----                                               ----
/s/ Richard H. Glanton                    Director                                            May 19, 2005
--------------------------
Richard H. Glanton, Esq.


                                          Director                                            May __, 2005
--------------------------
William P. Hankowsky


/s/ John F. McCaughan                     Director                                            May 19, 2005
--------------------------
John F. McCaughan


/s/ John E. Menario                       Director                                            May 19, 2005
--------------------------
John E. Menario


/s/ Richard L. Smoot                      Director                                            May 19, 2005
--------------------------
Richard L. Smoot


/s/ Constantine Papadakis                 Director                                            May 19, 2005
--------------------------
Constantine Papadakis


                                  EXHIBIT INDEX


  Exhibit Number     Exhibit
  --------------     -------

        5.1          Opinion and consent of Roy H. Stahl.*
       23.1          Consent of PricewaterhouseCoopers LLP.*
       23.2          Consent of Roy H. Stahl (included in Exhibit 5.1).*
       24.1          Powers of Attorney (included on signature pages).*
       99.1          Aqua America, Inc. 2005 Executive Deferral Plan.*
__________________________
* filed herewith